FRAMEWORK SAAS AGREEMENT ON214958

PARTIES:

(1)	Full name of **Company**: **Finastra International Limited**	(2)	Full name of **Client**: **Vemanti Group, Inc**
	Country of incorporation: United Kingdom		Country of incorporation: United States of America (Nevada)
	Company registration number: 971479		Company registration number: E0178272014-4
	Registered office: Four Kingdom Street, Paddington, London, W2 6BD United Kingdom		Registered office: 1955 BARING BLVD, Sparks, NV, 89434, USA

DATE: This Framework Software as a Service Agreement ("**Framework Agreement**") shall become effective on the date of the last signature appearing below ("**Effective Date**").

INTRODUCTION:

A. This Framework Agreement establishes the general terms and conditions to which the parties have agreed in order to facilitate the licensing of Managed Software, provision of Maintenance Services and other Services from the Company set out above and/or any of its Affiliates.

B. All such transactions will be documented in a Schedule incorporating the provisions of this Framework Agreement entered into between the Client or one of its Affiliates and the Company or one of its Affiliates. The licensing of standard Managed Software and the provision of Maintenance Services and SAAS Services will be dealt with in a SAAS Schedule. The provision of any other Services (including the development and licensing of non-standard software) will be dealt with in a Professional Services Schedule.

PART 1 – GENERAL

Part 1 shall apply to all Schedules.

1 DEFINITIONS

The following words have the following meanings unless the context otherwise requires.

1.1 **Acceptable Use Policy** means a set of rules applied by the Company and in effect at the time the SAAS Services are provided, that restrict the ways in which such SAAS Services may be used and sets guidelines as to how such SAAS Services should be used. The current version of the Acceptable Use Policy is available for download from the Finastra Online Service Community in the secure customer support portal which is accessible to the Client's Support Contacts.

1.2 **Acceptance** means in relation to any in relation to any Professional Services Schedule the acceptance of Deliverables in accordance with clause 23 of this Framework Agreement; "Accept" and "Accepted" shall be construed accordingly.

1.3 **Access** means in relation to any SAAS Schedule, the ability for the Client to use all or part of the functionalities of the Managed Software and Documentation listed in such SAAS Schedule.

1.4 **Agreement** means a Schedule together with the terms and conditions of this Framework Agreement and annexes hereto, which shall be incorporated into and form part of such Schedule.

1.5 **Affiliate** means any company or corporation under common control with or effectively controlled by or controlling either the Company or Client through ownership of greater than 50% of the outstanding voting shares of the company.

1.6 **Annual Fee** means the fee that is committed to be paid throughout the Term by the Client to the Company, in accordance with clause 4.3 below, for the right to Access the Managed Software and applicable Documentation and use the SAAS Services, during the then-current calendar year, as specified in the Schedule where such Managed Software and SAAS Services are listed.

1.7 **Approved Business** has the meaning given in clause 14.1.1.

1.8 **Authorised Location(s)** means the location(s) from which Client and Named Affiliates may Access the Managed Software and applicable Documentation and use the SAAS Services in accordance with the terms of this Framework Agreement, and as listed in the applicable Schedule.

1.9 **Client** means the person identified as the "Client" in a Schedule.

1.10 **Company** means the person identified as the "Company" in a Schedule.

1.11 **Company Software** means the object (but not source) code for the standard software products identified as Company Software in a SAAS Schedule (including the Documentation for such software and any Updates supplied as part of Maintenance Services). For clarity, Company Software excludes Managed Software Deliverables.

1.12 **Confidential Information** means (regardless of how it is communicated): the terms (but not the existence) of the Agreement; trade secrets and know-how (including, in respect of the Confidential Information of the Company, the object code of, and the concepts, techniques and ideas embodied in, the Managed Software and Managed Software Deliverables and their structure, organisation and sequence and all source code); and any other information which would be considered to be confidential by a reasonable person based on the nature of the information and the circumstances in which it is communicated, but excluding any information which is in or enters the public domain without violation of a confidentiality obligation and any information already known to the recipient before disclosure or independently developed by the recipient.

1.13 **Deliverables** means the deliverables expressly specified as such in a Professional Services Schedule.

1.14 **Delivery** means the provision of a URL by the Company to the Client allowing the Client to Access the Managed Software and use the SAAS Services.

1.15 **Documentation** means for Company Software and/or Third Party Software, the documents listed for the Managed Software, in the Documentation section of the SAAS Schedule where such Managed Software is listed, as may be amended from time to time by Company or its licensors.

1.16 **Error** means a material failure of (i) the Company Software to perform substantially in accordance with the operating specifications described in the Documentation for such Company Software, that is reported by Client and reproducible by Company; or, (ii) a Managed Software Deliverable to perform substantially in accordance with the specifications listed in the Professional Services Schedule for such Managed Software Deliverable, that is reported by Client and reproducible by Company.

1.17 **Intellectual Property Rights** means: any and all intellectual property rights, recognized in any country or jurisdiction in the world, now or hereafter existing, and whether or not perfected, filed or recorded, which Company or Company's licensors have created, acquired or otherwise has rights in, and may, in connection with the performance of the Agreement hereunder, create, employ, provide, modify, create, acquire or otherwise obtain rights in.

1.18 **Maintenance Services** is an Error correction service which includes phone assistance, fixes and workarounds and Updates, all of which are provided under the terms contained in the Support Policies in effect at the time the Maintenance Services are provided.

1.19 **Managed Software** means the Company Software and/or Third Party Software or each or any part of them as the context requires.

1.20 **Managed Software Deliverable** means any software created by the Company (or by any third party on behalf of the Company) specifically for the purposes of any Professional Services Schedule under this Framework Agreement.

1.21 **Modifications** means with respect to the Company Software and whether such Modifications are performed by Company, Client or a third party (i) configurations implemented through use of the Company application toolkit or other Company approved industry standard toolkit, and not through source code change, or (ii) customized displays and modifications to standard reports.

1.22 **Named Affiliate** means an Affiliate of the Client that meets the definition of an Affiliate on the effective date of the applicable SAAS Schedule and is authorized under such SAAS Schedule to Access the Managed Software and applicable Documentation and use the SAAS Services for the Term, subject to the provisions of clause 15, provided that entity continues to satisfy the definition of Affiliate during the Term.

1.23 **Parties** means collectively the Company and the Client, **Party** may individually refer to either the Company or the Client.

1.24 **Professional Services** means services listed in a Professional Services Schedule.

1.25 **Professional Services Schedule** means a Schedule (including any Statement of Work identified therein and/or

attached thereto) which expressly refers to and incorporates the applicable provisions of this Framework Agreement and which relates to the provision of Professional Services by the Company and which when signed by the parties thereto shall form a separate legally binding contract between them.

1.26 **SAAS Schedule** means a Schedule which expressly refers to and incorporates the applicable provisions of this Framework Agreement and which relates to the Access of Managed Software and applicable Documentation and/or use the SAAS Services and which, when signed by Client and Company, shall form a legally binding contract between them, separate from all others.

1.27 **SAAS Services** means the Services listed in a SAAS Schedule, which shall be provided during the Term, and under the terms contained in the applicable Description of Services document(s) (or similar) referenced in the SAAS Schedule in effect at the time such SAAS Services are provided, and the onboarding services detailed in the SAAS Schedule (if applicable).

1.28 **Schedule** means a SAAS Schedule or a Professional Services Schedule.

1.29 **Services** means (i) SAAS Services provided or to be provided by the Company to the Client under a SAAS Schedule; or (ii) Professional Services provided or to be provided by the Company to the Client under a Professional Services Schedule.

1.30 **Support Contacts** means the person(s) authorized by Client and registered by Client with Company to communicate with Company to request and receive Maintenance Services and support for the SAAS Services. The maximum number of Support Contact(s) is five (5) unless otherwise specified in the SAAS Schedule.

1.31 **Support Policies** means the standards and procedures according to which the Company provides Maintenance Services for the Managed Software, currently listed in the "Finastra Cloud Support Handbook" and supplementary policies, including the "Product Support and Maintenance Policy" (also referred to as "Finastra Product Release Policy"), which are made available by the Company in their latest version from the secure customer support portal which is accessible to the Client's Support Contacts.

1.32 **Term** means the period of time for which Client is granted the right to Access the Managed Software and applicable Documentation and use the SAAS Services, as specified in the SAAS Schedule.

1.33 **Third Party Software** means the object (but not source) code for the standard software products identified as Third Party Software in a SAAS Schedule (including Documentation and, if any, Updates supplied as part of Maintenance Services).

1.34 **Update** means a new version of the Company Software and/or Third Party Software, if and when developed after the effective date of the SAAS Schedule, which Company makes generally available to its customers as part of the SAAS Services. Updates may include bug fixes, patches, Error corrections, minor and major releases, service packs, non-new platform changes, or revisions to the applicable Company Software that enhance existing performance. Updates exclude new products, modules or functionality for which Company generally charges a separate fee.

1.35 **Usage Metrics** means the limitation on the usage of the Managed Software as designated and/or defined in the applicable SAAS Schedule.

2 AGREEMENT STRUCTURE

2.1 Part 1 shall apply to all Schedules. Part 2 shall apply to all SAAS Schedules and, to the extent set out in clause 20, to all Managed Software Deliverables to be provided under all Professional Services Schedules. Part 3 shall apply to all Professional Services Schedules. The terms set out in the applicable Parts of this Framework Agreement shall be incorporated into each Schedule as if written out in full in that Schedule.

2.2 Each Schedule shall be a separate legally binding contract and constitutes the entire agreement and understanding between the parties in respect of the matters dealt with in it and supersedes any previous agreement between the parties relating to such matters notwithstanding the terms of any previous agreement or arrangement expressed to survive termination. This Framework Agreement does not compel the parties to it or any of its Affiliates to enter into any Schedule.

2.3 Each party acknowledges and agrees that in entering into a Schedule it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty, forecast, marketing materials, information or other understanding (whether negligently or innocently made) other than as expressly set out in the Schedule. Nothing in this clause limits or excludes any liability for fraud.

2.4 To the fullest extent permitted by law, the parties have agreed the express provisions of this Framework Agreement and each Schedule in place of all warranties, conditions, undertakings, terms and obligations concerning the relevant transaction which might otherwise be implied by statute, common law, custom, trade usage, course of dealing or

otherwise (including, for example, any implied term as to fitness for purpose).

2.5 If there is a conflict between the provisions of this Framework Agreement, as incorporated into a Schedule, and the provisions set out in such Schedule, the provisions of the Schedule shall prevail to the extent of the inconsistency, but only in relation to such Schedule.

3 CO-OPERATION

3.1 For the purpose of enabling the Company to fulfil its obligations under the Agreement, the Client agrees:

3.1.1 subject to clause 3.2, to provide the Company with sufficient, free and safe access to the Authorised Location and access to appropriately trained and qualified staff of Client, provided that Company will use such access only for the purposes of performing its obligation under the Agreement and will comply with Client's reasonable security procedures; and

3.1.2 to provide the Company with such assistance, facilities and services as may reasonably be required by the Company, ensuring in each case that they are of appropriate quality, and to arrange the timely and competent input of third parties (for example, third party systems used by Client).

3.2 The Company shall ensure that its personnel will comply with all lawful and reasonable instructions which may be given to them relating to health and safety, security and similar requirements when they are at the premises owned or controlled by the Client or a Named Affiliate.

3.3 The Managed Software, Documentation, Managed Software Deliverables and certain Deliverables are or may become subject to export or import control or regulation by various countries (including the United States of America). These regulations may apply to export/import by electronic means (including remote access) not just export/import by physical shipment. The Client represents that neither it nor any Named Affiliates are entities restricted or prohibited by any applicable export control regulation (including that of the United States of America). The Client agrees to comply with all applicable export and import laws and regulations (including those of the United States of America). The Client agrees that the Company shall not be obliged to do anything which would result in violation of any applicable export or import laws or regulations (including those of the United States of America).

3.4 If any supply by the Company of SAAS Services or Professional Services shall fail to comply with the provisions of the applicable Schedule, the Company shall be afforded a reasonable opportunity to correct such failure.

4 FEES, PAYMENT, TAXES

4.1 The fees payable under each Schedule will be set out in the Schedule. All fees quoted are exclusive of value added tax and any other sales tax which the Client shall pay in addition upon receipt of a valid tax invoice.

4.2 Client understands and agrees that (i) all fees set out in a SAAS Schedule or for Managed Software Deliverables set out in a Professional Services Schedule are based on the allowed usage contracted in the form of Usage Metrics under the applicable Schedule, not on Client's actual usage and that (ii) the Usage Metrics provided in the Schedule are committed for throughout the Term. Additional Usage Metrics must be purchased by Client in the event and at the time actual use exceeds the agreed Usage Metrics.

4.3 All Annual Fees payable by the Client shall be paid commencing on the date of Delivery applicable to the SAAS Schedule where the Annual Fees are listed and annually in advance, on each 1st January during the applicable Term, with the first and last Annual Fee payable pursuant to each SAAS Schedule being prorated from the date of Delivery applicable to such SAAS Schedule through 31st December of that calendar year, and the day on which the applicable Term expires, respectively. The Company may apply an increase to each un-prorated Annual Fee with effect from 1st January in any year(s).

4.4 All fees shall be invoiced as set out in this Framework Agreement and the Schedule and shall be paid (without deduction or set-off, save as referred to in clause 4.5) in the currency in which the fees are expressed in the Schedule in accordance with the invoice. The Client will, within 5 days of receipt of any invoice, provide written notice to the Company of any dispute setting out in reasonable detail the reason for the dispute. Otherwise, if payment is not received by the Company in accordance with the invoice, then the Company may (without affecting any other rights or remedies that it has):

4.4.1 charge the Client interest calculated at the rate of 1.5% (one and a half percent) per month or the highest lawful interest rate, whichever is lower, from the due date of such invoice until receipt of payment (whether before or after judgment);and/or

4.4.2 withhold delivery of the relevant Deliverable under any Professional Services Schedule; and/or

4.4.3 suspend the Client's right to use the SAAS Services (or any portion thereof) and to Access the Managed Software and applicable Documentation and/or Managed Software Deliverables granted under any Schedule (provided that it has given the Client at least seven (7) days' prior written warning of its intention to do this); and/or

4.4.4 suspend performance of Professional Services under any Professional Services Schedule (provided that it has given the Client at least seven (7) days' prior written warning of its intention to do this).

4.5 If the Client is required by law to deduct withholding tax from any payment it makes to the Company, the Client shall pay an additional amount to the Company such that the net amount received by the Company, after deduction of the withholding tax, is equal to the amount that the Company would have received from the Client had the withholding requirement not applied.

4.6 The parties may agree in a Schedule that payments or parts thereof are subject to Acceptance. Unless specifically set out in a Schedule in writing, no acceptance requirements shall apply.

4.7 Invoices for fees due under any Schedule may, at the Company's election, be issued by an Affiliate of the Company, in which case the Company shall provide details of the relevant Affiliate to the Client and the Client shall pay the fees invoiced to that Affiliate, if so instructed.

5 CONFIDENTIALITY

5.1 Each party's Confidential Information (which shall be deemed to include Confidential Information disclosed by that party but belonging to one of its Affiliates, licensors and/or subcontractors) shall be held in strict confidence by the other, using at least the same standard of care as it uses to protect its own Confidential Information but in any event no less than a reasonable standard of care, and shall not be used or disclosed except as necessary to fulfil the obligations under a Schedule or where required by law, stock exchange, financial supervision or similar regulation. When disclosure by a party of the other party's Confidential Information to a third party(ies) is necessary to fulfil its obligations under a Schedule (for example, to Affiliates, sub-contractors, agents or professional advisors), such party shall ensure that the third parties maintain the confidentiality of the other party's disclosed Confidential Information. When one party is required by law, stock exchange, financial supervision or similar regulatory authority to disclose any of the other party's Confidential Information, it shall give as much prior notice and information as possible to that other party (to the extent legally permitted) and shall provide reasonable assistance, at the other party's cost, if the other party wishes to contest the disclosure. A party which has disclosed Confidential Information to the other party may require it to be returned or destroyed following termination or expiry of a Schedule.

5.2 This clause 5 will cease to apply to information which loses its necessary quality of confidence in any manner other than a breach of this clause or another obligation of confidence.

5.3 The Client agrees that the Company and its Affiliates may include the Client's name in its published customer lists. Subject thereto, each party shall ensure that it has the prior written approval of the other party to the specific terms of any announcement, press release, circular or other public comment concerning this Framework Agreement or any Schedule.

5.4 Subject to the Client's consent (not to be unreasonably withheld or delayed), the Company may arrange reference visits to the Authorised Location(s) for potential clients.

6 PERSONAL DATA

6.1 In this clause 6, the words "personal data", "processor" and "controller" shall be interpreted in accordance with the Directive 95/46/EC or the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC.

6.2 To the extent that either party has access to personal data from the other party to perform its obligations under a Schedule, the parties agree that the accessing party acts as a data processor for such personal data and is authorised to appoint sub-contractors as further data processors on the controller's behalf provided that such further data processors are engaged on terms providing no less protection than those set out in this clause 6.

6.3 The processor will process such personal data only in accordance with this Framework Agreement, the Schedule and the controller's reasonable instructions (the "Processor's Privacy Obligations") and will take steps to ensure those of the processor's employees who are used to process such personal data do not commit conduct that would cause the processor to violate the Processor's Privacy Obligations.

6.4 The processor warrants that it has appropriate technical and organisational processes and procedures in place to safeguard against any unauthorised or unlawful processing and against

accidental loss or destruction of or damage to such personal data.

6.5 The processor will deal promptly with all inquiries from the controller relating to the processor's processing of such personal data.

6.6 Where the processing of personal data involves the transfer of personal data to third parties (either inside or outside of the European Economic Area) to perform services on behalf of the transferring party, the transferring party shall have in place, maintain and enforce a contract with the third party which imposes obligations on the third party that are equivalent to those imposed on the transferring party by this clause.

7 LIMITED RIGHTS AND OWNERSHIP

7.1 "Protected Materials" as used in this clause 7 means Managed Software, Managed Software Deliverables, Deliverables, Modifications, Documentation, Maintenance Services, Services, Updates, training materials, Intellectual Property Rights and Confidential Information.

7.2 All rights not expressly granted in the Agreement are reserved by Company and its licensors. Client acknowledges that: (i) Client acquires only the right to Access the Protected Materials pursuant to the terms of the Schedule in which such right was granted and Company and its licensors, shall retain sole and exclusive ownership of and all rights, title, and interest in the Protected Materials, including (whether developed by Company, Client or a third party) (a) Intellectual Property embodied or associated with the Protected Materials, (b) deliverables and work product associated with the Protected Materials, and (c) all copies and derivative works thereof; and (ii) the Protected Materials, including the source and object codes, logic and structure, constitute valuable trade secrets of Company and its licensors. Client hereby assigns to Company all right, title and interest in and to Modifications by Client or by a third party on behalf of Client ("Assigned Work"); however, Client shall retain a non-exclusive and royalty free right to Access such Modifications for so long as Client retains a right to Access the Managed Software used in conjunction with such Modifications. In addition to the foregoing assignment, Client hereby irrevocably transfers and assigns to Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Works; and (ii) hereby forever waives and agrees never to assert any and all Moral Rights (as defined below) it may have in or with respect to any Assigned Works. "Moral Rights" mean any rights to claim authorship of any Assigned Works, to object to or prevent the modification of any Assigned Works, or to withdraw from circulation or control the publication or distribution of any Assigned Works, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right". Client agrees to secure and protect the Protected Materials consistent with the maintenance of Company's and its licensors' rights therein, as set forth in the Agreement. Client agrees to execute, and have its employees or independent contractors, execute such further instruments, and take such further actions as Company may reasonably request, at Company's expense, to apply for, register, perfect, confirm, and protect Company's rights. Client shall reimburse Company for any and all expenses that Company may incur (including interest, attorneys' fees and other legal expenses) in connection with Company's efforts to enforce its rights against Client with respect to the Protected Materials, or any of Company's Intellectual Property rights in the event Company prevails in such enforcement efforts.

7.3 Client shall not (i) allow Access to, provide, divulge or make available, the Protected Materials and/or allow use of the SAAS Services to any user other than Client's employees or individual contractors who have a need to such Access and/or use and who shall be bound by a nondisclosure obligations that are at least as restrictive as the terms of this Framework Agreement; (ii) modify the Protected Materials and/or write or develop any derivative works based upon the Protected Materials, except for authorized Modifications; (iii) Access the Protected Materials and/or use the SAAS Services to provide processing services to third parties, or otherwise use the same on a 'service bureau' basis; (iv) disclose or publish, without Company's prior written consent, performance or capacity statistics or the results of any benchmark test performed on the Protected Materials; or (v) otherwise use or copy the Protected Materials except as expressly permitted herein.

7.4 Client grants to Company a non-exclusive, royalty free license, to use Client data or other material of Client and/or Named Affiliates solely for the purpose of performing its obligations under the Agreement.

7.5 Client shall (i) ensure that all users of Protected Materials comply with the terms and conditions of the Agreement, (ii) promptly notify Company of any actual or suspected violation thereof and (iii) cooperate with Company with respect to investigation and enforcement of the Agreement.

8 INTELLECTUAL PROPERTY RIGHTS INDEMNITY

8.1 Subject to clause 8.4, if a third party claims against Client that use of the SAAS Services or Access to Company Software, its Documentation or any Deliverables infringes that third party's registered copyright, or registered trademark, the

Company shall defend, or at its option settle, the claim at the Company's expense and, subject to clause 9, indemnify the Client in respect of all costs, damages and legal fees that a court awards or that are agreed by the Company by way of settlement of the claim provided that:

8.1.1 the Company is given appropriate written details of the claim within five (5) days of it first being made;

8.1.2 the Company (or any of its licensors that it nominates for this purpose) is given sole control of the defence of the infringement claim and any related settlement negotiations;

8.1.3 the Company (or its nominated licensor) is given reasonable assistance in its efforts to defend or settle the claim by the person against whom the claim is made (the reasonable cost of such assistance being met by the Company); and

8.1.4 the person against whom the claim is made does not make any admission of liability or otherwise prejudice the claim without the written consent of the Company or its nominated licensor.

8.2 Subject to clause 8.4, if it is adjudicated that the use of the SAAS Services and/or Access to the Company Software or Deliverable in accordance with the Agreement infringes a registered copyright, or registered trademark, the Company shall at its own expense and option either:

8.2.1 obtain for the Client the right to continue to Access or use the affected item in the manner permitted under the Schedule; or

8.2.2 modify or replace the affected item to avoid the infringement without detracting from its functionality in any material way, in which case the affected item shall be promptly un-installed and destroyed.

8.3 If neither of the options set out in clause 8.2 can be accomplished on reasonable terms for Company, the Company shall stop the Client's use of the infringing SAAS Services and/or Access to infringing Company Software or infringing Managed Software Deliverable and, once this has been done, the Company shall refund the portion of the Annual Fee paid for the infringing SAAS Services and/or infringing Managed Software and/or infringing Managed Software Deliverable(s) for the remaining period of the then current calendar year during which the Client must stop using the infringing SAAS Services and/or Accessing the infringing Managed Software and/or infringing Managed Software Deliverable(s).

8.4 The Company shall have no obligation or liability under this clause 8 to the extent that any claim arises in or from any of the following circumstances:

8.4.1 use of the SAAS Services and/or Access to the Company Software, its Documentation or any Deliverable in a manner not authorised by the Schedule;

8.4.2 the Deliverable has been developed by the Company in accordance with the coding instructions furnished by the Client;

8.4.3 the use of the SAAS Services and/or Access to the Company Software, its Documentation or any Deliverable in combination with items not provided by the Company; and/or

8.4.4 any modification of the Company Software, including without limitations, Modifications, or any Deliverable, applied by someone other than the Company or its sub-contractors.

8.5 This clause 8 sets out the Company's entire obligations and liability and Client sole and exclusive remedy in relation to any claim of infringement of intellectual property rights.

9 DISCLAIMERS, LIMITATIONS AND EXCLUSIONS OF LIABILITY

9.1 Except as expressly set out in this Framework Agreement, there are no other warranties with respect to the Managed Software or Services provided under this Framework Agreement. The Company and its suppliers expressly disclaim to the maximum extent permitted by law, all other warranties, express or implied, oral or written, including, without limitation, (i) any warranty or representation that the Managed Software, Deliverables or Services will meet Client's requirements or (ii) any warranty or representation that the Managed Software, Deliverables or Services will be error free or run without interruption or that all errors will be corrected or (iii) any and all implied warranties of merchantability, fitness for a particular purpose, and non-infringement, (iv) any other warranties whether express, implied, statutory, or otherwise arising from course of dealing or usage of trade.

9.2 The parties agree that any claim for loss or damage is to be brought under a Schedule rather than under this Framework Agreement.

9.3 Nothing shall limit or exclude liability for fraud or for death or personal injury caused by negligence or any other liability which cannot be limited or excluded by law.

9.4 Subject to clause 9.3, under no circumstances shall the Company be liable (regardless of the basis of liability including without limitation as a result of breach of contract, negligence or any other tort, under statute or otherwise) for:

9.4.1 loss of profits, loss of business, loss of earnings, loss of contracts, loss of goodwill, loss of anticipated savings (whether direct or indirect);

9.4.2 wasted management, operation or other time;

9.4.3 any indirect or consequential or incidental or special loss or damages; or

9.4.4 loss of use or value of or damage to data unless such loss would have been prevented had Company performed its back-up obligations in accordance with the Agreement.

9.5 The Company's liability for loss of, or damage to, tangible property (it being agreed that the loss of data or computer files or programs does not constitute loss or damage to tangible property) is limited to three million US Dollars (US$3,000,000) per occurrence or series of linked occurrences.

9.6 Subject to clauses 9.3, 9.4 and 9.5, the Company's aggregate liability under or in relation to a Schedule or the relationship established thereby (regardless of the basis of liability, including without limitation as a result of breach of contract, negligence or any other tort, under statute or otherwise) shall not exceed the total fees paid by the Client under the Schedule during the first year of its term.

10 TERM AND TERMINATION (GENERAL)

10.1 The term of this Framework Agreement shall commence on the Effective Date set forth above and shall continue in full force and effect until the expiration or termination of all Schedules, unless otherwise terminated earlier as provided hereunder.

10.2 Either party may terminate a Schedule with immediate effect by notice to the other if:

10.2.1 that other party has committed a material irremediable breach of its obligations thereunder; or

10.2.2 that other party has committed a material remediable breach of its obligations thereunder and has not remedied that breach within sixty (60) days of receiving notice by the non-defaulting party specifying the breach (and warning of its intention to terminate), except for breach of clause 4 (Fees, Payment; Taxes) which shall have a fourteen (14) day cure period; or

10.2.3 if any encumbrancer takes possession of or a receiver, administrative receiver or similar officer is appointed over any of the property or assets of the other party or if the other party makes any voluntary arrangement with its creditors or becomes subject to an administration order or has an administrator appointed or goes into liquidation or has a resolution for its winding-up passed (except for the purpose of amalgamation or reconstruction not involving insolvency where the resulting entity agrees to be bound by or assumes the obligations imposed on the other party) or anything analogous to any of these events under the law of any jurisdiction occurs in relation to the other party; or

10.2.4 that other party ceases or threatens to cease to carry on business or to trade.

11 CONSEQUENCES OF EXPIRATION OR TERMINATION (GENERAL)

Upon expiration or termination of any Schedule:

11.1 the rights and remedies of either party in respect of any claim which accrued before the Schedule came to an end will not be affected (in particular, the Client shall remain liable for any outstanding fee payments); and

11.2 any provisions of the Schedule and this Framework Agreement which expressly or by implication are intended to come into or remain in effect when the Schedule ends, will survive (for example, clause 5).

11.3 Schedules that are not terminated shall continue in full force and effect under the terms of this Framework Agreement.

12 RIGHTS OF THIRD PARTIES

No term of this Framework Agreement or any Schedule is intended to be enforceable by any person who is not a party to it (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise). However, the Client may enforce the provisions of a Schedule for the benefit of Named Affiliates exercising rights of use under clause 15 or to whom Services are provided hereunder. The intention is that the Client should have available to it any remedy that would have been available to any such Named Affiliate if it had been party to the Schedule in place of the Client and the Company may enforce the provisions of a Schedule for the benefit of its licensors.

13 **MISCELLANEOUS**

13.1 The Company may assign any of its rights or obligations under this Framework Agreement or any Schedule in connection with the sale of its business or substantially all of its assets on notice to the Client. Subject thereto, neither party may assign or transfer its rights or obligations under any Schedule without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

13.2 Company may sub-contract the performance of any of its obligations but it shall remain responsible to the other party for their fulfilment.

13.3 While any Schedule is in force and for a period of six (6) months after it has come to an end, neither party to this Framework Agreement may seek to employ or otherwise engage the services of any personnel of the other party who has been involved in the performance of that Schedule. Any waiver of this prohibition will only be effective if it is made in writing and signed by an authorised representative of the other party and once that other party has received payment from the first party of a sum equal to twelve (12) months' basic salary for the relevant personnel at the rate he or she is currently being paid when he or she gives notice. The compensation set out in this clause 13.3 is considered by the parties to be a genuine pre-estimate of the loss that would be suffered by the party losing the services of the relevant personnel in these circumstances. Nothing in this clause 13.3 is intended, however, to prevent either party from undertaking external recruitment advertising in good faith and then offering employment or engagement to someone who responds in good faith to that external advertising and, in such circumstances, no payment shall be due under this clause 13.3.

13.4 During the term of the Agreement, Client shall maintain and make available to Company records sufficient to permit Company or an independent auditor retained by Company to verify, upon ten days' written notice, Client's full compliance with the terms and requirements of the Agreement. Such audit shall be performed during regular business hours. If such verification process reveals any noncompliance by Client or Named Affiliates with the Agreement, Client shall reimburse Company for the reasonable costs and expenses of such verification process (including, but not limited to the fees of an independent auditor) incurred by Company, and Client shall promptly cure any such noncompliance, including without limitation through the payment of any and all fees owed to Company during the period of noncompliance; provided, however, that the obligations under this clause do not constitute a waiver of Company's termination rights. Client acknowledges that the Managed Software and Managed Software Deliverables may include a license manager component to track usage of the Software and agrees not to impede, disable or otherwise undermine such license manager's operation.

13.5 All notices shall be in writing in the English language and addressed to the relevant party's then current registered office or last known place of business marked for the attention of the 'Finance Director' (copied, in the case of notices addressed to the Company, to Finastra International Limited, Four Kingdom Street, Paddington, London, W2 6BD, United Kingdom or last registered address, marked for the attention of 'General Counsel'). All notices shall be delivered by hand or sent by recorded delivery post and, in the case of notices delivered by hand, shall be deemed to have been served at the time of delivery and, in the case of notices sent by recorded delivery post, shall be deemed to have been served three (3) days after posting.

13.6 Neither party shall be liable for any delay in performing, or failure to perform, its obligations if, and to the extent that, such delay or failure results from circumstances beyond its reasonable control but any such circumstances shall not relieve the Client from its fee payment obligations.

13.7 No variation will be valid unless it is in writing and signed by authorised representatives of both parties. In particular, no contractual terms will be incorporated into a Schedule by any purchase order or similar Client document.

13.8 A failure to exercise, or a delay in exercising, any right or remedy provided by the provisions of any Schedule or by law will not amount to a waiver of that right or remedy. If any effective waiver is made, however, that waiver will not amount to a waiver in respect of any other breach.

13.9 If any provision of this Framework Agreement and/or a Schedule is or becomes invalid or unenforceable:

13.9.1 this will not affect the other provisions of the Framework Agreement and/or Schedule which will remain in full force and effect; and

13.9.2 if that provision would be valid or enforceable if some part of it were deleted, it will apply with such modification as may be necessary to make it valid or enforceable.

13.10 This Framework Agreement and each Schedule is governed by, and shall be construed in accordance with, the laws of Singapore. The parties irrevocably agree that the courts of Singapore shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings which may arise out of or in connection with this Framework Agreement or any Schedule and the relationship established thereby. The parties

further agree that this clause 13.10 shall apply to both contractual and non-contractual claims.

13.11 This Framework Agreement and all Schedules may be executed in any number of counterparts, each of which when executed shall constitute an original of this Framework Agreement/the relevant Schedule, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed at least one counterpart.

13.12 The Company shall have a perpetual, irrevocable, worldwide right to use or disclose any de-identified, aggregated, pseudonymized or anonymized data that arises from any use of the Software and the Services by the Client for the purposes of product improvement and development, benchmarking, analytics and insights or any other lawful purpose provided such data does not directly identify any data subject or the Client. To the extent that U.S. law applies, "pseudonymized data" shall include "blind data" pursuant to 16 CFR § 313.3(o)(2)(ii)(B) and 12 C.F.R. § 1016.3(q)(ii)(B).

13.13 Each Party undertakes that it willl not, and will procure that none of its officers, employees, subcontractors or other persons acting on their instructions or behalf will, in connection with this Agreement or any Schedule, engage in any activity, practice or conduct which would (if engaged in by an English person) constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010, or which would constitute an offence under the Foreign Corrupt Practices Act of the United States, and agrees to comply and procure compliance with each of them, as amended from time to time, and any similar local laws to the extent that they apply.

PART 2 – TERMS RELATED TO MANAGED SOFTWARE, SAAS SERVICES AND MAINTENANCE SERVICES

Part 2 shall apply to all SAAS Schedules and to all Managed Software Deliverables resulting from Professional Services Schedules to the extent set out in clause 20.

14 RIGHTS OF USE

14.1 Subject to the terms and conditions of the SAAS Schedule and the Framework Agreement including without limitation the restrictions set forth in clause 7 above and timely payment of all fees, the Company grants the Client the right to Access the Managed Software and applicable Documentation and use the SAAS Services in accordance with the terms of the SAAS Schedule pursuant to which such Access and use was contracted and Client:

14.1.1 shall Access the Managed Software only within the scope of the Usage Metrics set out in the SAAS Schedule and only to process data belonging to it and/or the Named Affiliates for their respective internal business purposes relating to the "Approved Business" stipulated in the SAAS Schedule;

14.1.2 may perform Modifications, to the extent Client has licensed the toolkit designed to perform such Modifications;

14.1.3 may make as many copies of the Documentation as is necessary in order to use the Managed Software in accordance with such SAAS Schedule; and

14.1.4 may permit Named Affiliates to Access the Managed Software and Documentation as described in clause 15.

14.2 All Intellectual Property Rights notices shall be reproduced in full whenever the Documentation is copied in exercise of the rights granted by clause 14.1.

14.3 Access to the Third Party Software may be subject to additional terms and conditions set forth in the applicable end user license agreement provided by the third party owner of such Third Party Software ("Third Party EULA"). In the event of a conflict between the terms of the Agreement and the terms of the Third Party EULA, the terms of the Third Party EULA shall prevail but only so far as to govern the use of the Third Party Software.

14.4 Company may, during the Term, substitute functionally equivalent products for any third party items in the event of product unavailability, end-of-life, or changes to software requirements.

15 NAMED AFFILIATES

15.1 The Client may permit use of the SAAS Services and Access to the Managed Software and Documentation by Named Affiliates, provided that (i) such use and Access are subject to all terms and conditions of the Agreement, (ii) such Named Affiliate agrees in writing to be subject to the terms and conditions of the Agreement, and (ii) the combined use of the SAAS Services and Access to the Managed Software hereunder by Client and the Named Affiliates shall in no event exceed the Usage Metrics authorized under the applicable SAAS Schedule. Client hereby guarantees the performance of all terms and obligations of the Agreement by any such Named Affiliate and agrees to comply with any injunction arising out of any breach by any Named Affiliate of the Agreement. Company may enforce applicable terms and obligations of the Agreement against Client, Named Affiliates, or both.

15.2 The Client shall ensure that Named Affiliates exercising rights of use pursuant to this clause 15 comply with the obligations on the part of the Client contained in the SAAS Schedule (in particular, the scope of licensed use for which the Client has agreed to pay shall not be exceeded) except for the payment obligations. The Client shall be liable to the Company for the acts and omissions of all Named Affiliates users as if they were its own.

16 **WARRANTY**

16.1 The Company warrants that for the period of ninety (90) days from the date of Delivery ("Warranty Period"), the Company Software will conform to the Documentation in all material respects when used in accordance with the Documentation and the provisions of the SAAS Schedule, and the SAAS Services will conform to the description of such SAAS Services under the terms contained in the applicable Description of Services document(s) (or similar) referenced in the SAAS Schedule in effect at the time such SAAS Services are provided. Company is not responsible for any claimed breach of any warranty set forth in this clause 16.1 caused by: (i) modifications to the Company Software made by anyone other than Company; (ii) Client's failure to use any Updates of the Company Software made available by Company; (iii) Client deviating from the Company Software operating procedures described in the Documentation; or (iv) Client deviating from the requirements and/or procedures applicable to the SAAS Services as described in the applicable Description of Services document(s) (or similar) referenced in the SAAS Schedule in effect at the time such SAAS Services are provided and/or the Acceptable Use Policy.

16.2 As Client's exclusive remedy for any claim under the warranty set forth in clause 16.1, Client shall notify the Company in writing of its claim within the Warranty Period and, provided that such claim is determined by Company to be Company's responsibility, the Company shall, at the Company's option:

16.2.1 correct the Error (which may take the form of a patch or workaround solution); or

16.2.2 provide Client with a plan reasonably acceptable to Client for correcting the Error;

16.2.3 terminate the Access to the applicable Company Software and refund the Annual Fees paid by the Client for the Access to such Company Software that was terminated; or

16.2.4 correct the non-conformance of the SAAS Services with the Description of Services document(s) (or similar) referenced in the SAAS Schedule in effect at the time such SAAS Services are provided.

and these shall be the Client's only remedies in respect of any breach of the warranty contained in clause 16.1.

16.3 Company makes no warranty with respect to any Third Party Software. Client's sole remedy with respect to such Third Party Software shall be pursuant to the original licensor's warranty, if any, to Company, to the extent permitted by the original licensor. Third Party Software is made available by Company on an "as is/as available" basis.

17 **MAINTENANCE SERVICES AND SUPPORT**

17.1 Subject to the payment by the Client of all fees due from time to time, the Company shall provide Maintenance Services to the Client for Company Software, Access to which was contracted for pursuant to a SAAS Schedule, during the Term, unless otherwise noted in such SAAS Schedule.

17.2 Client agrees to report all suspected Errors and request assistance through its designated Support Contact(s) by following the procedures defined in the Support Policies, the Finastra Cloud Support Handbook, the Description of Services document(s) (or similar) referenced in the SAAS Schedule in effect at the time such SAAS Services are provided and/or the Acceptable Use Policy, as the case may be. Support Contact(s) are required to undergo Company's training courses prior to being confirmed as "Support Contact". A Support Contact should have a baseline understanding of the problem encountered and an ability to assist Company to reproduce the problem in order to assist Company in diagnosing and triaging the problems.

17.3 The Company shall not be obliged to provide Maintenance Services or support to SAAS Services:

17.3.1 if the Error has been caused by a Modification to the Managed Software made by someone other than the Company or one of its sub-contractors;

17.3.2 if the ability to resolve the Error is affected by a modification to the Managed Software made by someone other the Company or one of its sub-contractors;

17.3.3 if the Client or Named Affiliate is not using a service pack designated by Company as the latest service pack during the twenty four months immediately preceding the date on which Client requests the Maintenance Services;

17.3.4 if after using reasonable endeavours, the Company has not been able to reproduce the Error;

17.3.5 if the Managed Software and/or the SAAS Services have been used otherwise than in accordance with the Documentation, the provisions of the SAAS Schedule or the Acceptable Use Policy.

17.4 The Client shall pay the Company for work undertaken in response to an alleged Error in the Managed Software which, upon investigation, does not fall within the scope of Maintenance Services and was not caused by a failure of Company to properly perform the SAAS Services, or was caused by the Client's use of the SAAS Services against the Acceptable Use Policy. The fee will be calculated in accordance with the Company's then current time and materials rates.

17.5 If an Error is not present in a more current Update of the Company Software that was refused by Client, Company shall have no obligation to correct such Error in prior versions of the Managed Software.

17.6 The Company warrants that the Maintenance Services will be performed with reasonable skill and care in accordance with this Framework Agreement.

17.7 Without prejudice to the Client's obligation to pay Annual Fees, which shall remain payable throughout the Term, Company may, at some point during the Term, declare end-of-support for any of the Managed Software. Company shall give Client advance notice of such end-of-support that is no less than the notice it provides to its other customers generally and in any event no less than 12 months' notice.

17.8 The only Services covered by a SAAS Schedule are SAAS Services and Maintenance Services. Installation, development and other professional services are not covered by a SAAS Schedule and shall be contracted for separately under the provisions of one or more Professional Services Schedules.

17.9 It is the Client's responsibility to ensure that all appropriate Client users receive initial training services sufficient to enable the Client and Named Affiliates to effectively use the SAAS Services and Access the Managed Software and Documentation. Failure to do so could result in additional fees if service requests are deemed excessive as a result of insufficient training, at Company's discretion.

18 TERM AND CONSEQUENCES OF TERMINATION OR EXPIRATION OF A SAAS SCHEDULE

18.1 Subject to earlier termination in accordance with clause 10, the Term shall be as stated in the SAAS Schedule.

18.2 When a SAAS Schedule expires or is terminated:

18.2.1 all rights of use in relation to the SAAS Services and Access to the Managed Software and Documentation will come to an end on the date of expiration or termination; and

18.2.2 every person who has had a right of use and Access under the provisions of the SAAS Schedule shall destroy all copies of the Documentation and confirm that this has been done by notice given to the Company within thirty (30) days of the date of expiration or termination.

18.3 The provisions of clause 10 shall apply in addition to those of this clause 18.

PART 3 – PROFESSIONAL SERVICES TERMS

Part 3 shall apply to all Professional Services Schedules.

19 SERVICES

19.1 The Company shall be responsible for the performance of the Professional Services as described in each Professional Services Schedule.

19.2 The Company shall perform the Professional Services with reasonable skill and care.

19.3 All Deliverables (excluding software code) will be written in the English language.

19.4 The Client shall deploy appropriately skilled and qualified personnel in the performance of its obligations under the Professional Services Schedule.

19.5 The Client shall perform its obligations as described in the Professional Services Schedule. The Client and the Company will work together in good faith to mitigate any delay in completion or delivery or in the provision of the Professional Services resulting, in the reasonable opinion of the Company, from Client's failure to perform its obligations as described in the Professional Services Schedule. In respect of any fixed price fees payable under a Professional Services Schedule, where such failure by the Client results in additional man day effort by the Company such excess will be charged on a time and materials basis at the Company's then standard rates.

20 MANAGED SOFTWARE DELIVERABLES

20.1 Where the provision of Professional Services results in Managed Software Deliverables, the Client shall have a right to Access the Managed Software Deliverables for test purposes only until such time as the Company has received payment in full of the fees due under the relevant Professional Services Schedule.

20.2 When the Company has received payment of all fees in full for the Managed Software Deliverables:

20.2.1 the Client shall be licensed the right to Access, and permit Access to, the Managed Software Deliverables subject to the terms and conditions of clauses 14, 15 and 18 of this Framework Agreement;

20.2.2 the right of Access in respect of any particular Managed Software Deliverable shall expire automatically upon expiry or termination of the SAAS Schedule for pursuant to which Client was granted the right to Access the Company Software with which that Managed Software Deliverable is associated.

20.3 Managed Software Deliverables are not eligible to receive Maintenance Services unless otherwise agreed in the applicable Professional Services Schedule. If Maintenance Services have been purchased and agreed to, all the terms of clause 17 shall apply to such Maintenance Services, provided however that it is understood and agreed that Updates are provided only with respect to Company Software.

21 OTHER DELIVERABLES

21.1 Upon payment in full of the applicable Professional Services fees, the Client shall have a personal, nonexclusive, non-transferable, worldwide, royalty-free license to, use, execute, reproduce, display, perform and internally distribute the Deliverables which are not Managed Software Deliverables to such extent as is necessary to enable it to make use of the Managed Software Deliverables and/or to receive the benefit of the Professional Services for the purposes envisaged by the applicable Professional Services Schedule.

22 FEES AND EXPENSES

22.1 The following terms shall apply to Professional Services to be performed on a time and materials basis, as specified in the Professional Services Schedule.

22.1.1 Such Professional Services shall be invoiced monthly in arrears with invoices being supported by timesheets.

22.1.2 if an estimated total amount is stated in the applicable Professional Services Schedule, that amount is solely a good-faith estimate for Client's budgeting and Company's resource scheduling purposes and not a guarantee that the work will be completed for that amount.

22.1.3 Unless the Professional Services Schedule says otherwise, the Company may increase the day rates specified in the Professional Services Schedule at any time on or after the first anniversary of the date of signing of the Professional Services Schedule but not more than once in any twelve (12)-month period.

22.1.4 The Company will provide Professional Services during normal working days and hours as specified in the Professional Service Schedule ("Normal Working Days" and "Normal Working Hours"). Work will only be conducted outside Normal Working Days or Normal Working Hours with the prior agreement of the Client because such work will attract overtime charges. The Client shall not unreasonably withhold or delay its agreement.

22.2 The Client will reimburse the Company monthly in arrears for all expenses related to the performance of the Professional Services, including (without limitation) actual charges for third-party materials, travel expenses and other reasonable out-of-pocket expenses. Transportation, visa and accommodation costs will be invoiced as incurred plus an administrative fee of 15% (fifteen per cent) of the value of such recharged costs.

22.3 A daily per person allowance rate (to cover all expenses other than transportation, visa and accommodation) may be stipulated in a Professional Services Schedule in which case such daily rate is payable weekly in advance for each of the assigned personnel providing Professional Services at any of the Client's sites or Client nominated sites. The daily allowance rate is payable for each day from arrival at the international airport closest to the relevant site until the date of departure from such airport, inclusive. Value added tax will be charged in addition where applicable.

23 GENERAL ACCEPTANCE

23.1 Client shall Accept the Deliverables, if they comply in all material respects with the acceptance criteria defined in the Professional Services Schedule or, if applicable, the statement of work attached to it, or, if no acceptance criteria have been defined, with the specifications for the Deliverables set out in such Professional Services Schedule.

23.2 Client shall perform Acceptance tests within 15 days from notification by the Company that the Deliverables, or the part thereof which triggers a payment, have been completed.

23.3 The Deliverables or parts thereof shall be deemed to be Accepted upon the earlier of:

23.3.1 Successful completion of acceptance tests;

23.3.2 In the absence of the Client having by then commenced acceptance tests, upon the expiration of

fifteen (15) days after the Company has made the Deliverable available to the Client for Acceptance testing; or

23.3.3 Twenty (20) Normal Working Days after the commencement of Acceptance tests where the Client has not notified the Company of any Errors encountered during the Acceptance tests; or

23.3.4 when the Client has Accessed or used the Deliverables in conjunction with the processing of any data other than data specifically submitted for the purpose of Acceptance testing or has utilized output which was generated in conjunction with the Deliverables for the conduct of its business, whichever occurs first.

23.4 The Client will sign a certificate confirming Acceptance, such certificate not to be unreasonably withheld or delayed.

24 CHANGE CONTROL

24.1 When either party wishes to request a change to the Professional Services or Deliverables, it shall generate a change request substantially in the form set out in Annex A to the Professional Services Schedule (Change Request Template).

24.2 The Company may charge the Client a reasonable fee to consider and respond to the change request. The Client shall pay this fee even if it decides not to proceed with the change requested. In the case of a time and materials Professional Services Schedule, the fee shall be calculated using the agreed rates. In the case of a fixed price Professional Services Schedule, the fee shall be calculated using the Company's then standard time and materials rates.

24.3 The Company shall, where reasonably practicable, respond to any change request made by the Client within thirty (30) days of receipt by means of providing a change control note.

24.4 If the party requesting the change wants to accept the proposal documented in the change control note produced by the other party, it shall counter-sign and return one (1) copy of the change control note to the other party within five (5) days of receiving it from the other party and this shall have the effect of varying the Professional Services Schedule as set out in the change control note.

25 PERSONNEL

The Company shall assign such personnel to undertake the Professional Services as it considers appropriate. It may replace any of them at any time and from time to time. The assigned personnel shall be entitled to leave of absence for matters such as holidays, training and other Company matters. Reasonable notice of such absences shall be given to the Client when appropriate (for example, where they are working predominantly at an Authorised Location or other site owned or controlled by the Client or a Named Affiliate).

SIGNED on behalf of the **Company** and thereby duly authorised:	SIGNED on behalf of the **Client** and thereby duly authorised:
SIGNATURE	SIGNATURE
	Tan Tran
FULL NAME (in block capitals)	FULL NAME (in block capitals)
POSITION	POSITION
DATE	DATE

SCHEDULE ON214958

This Schedule No. ON214958 ("**Schedule**") incorporates all terms and conditions of the Framework Agreement No. ON214958 dated on or around the same date as this Schedule ("**Framework Agreement**") and is entered into between:

(1) **Company**: **Finastra International Limited**	(2) **Client**: **Vemanti Group, Inc**
Country of incorporation: United Kingdom	Country of incorporation: United States of America (Nevada)
Company registration number: 971479	Company registration number: E0178272014-4
Registered office: Four Kingdom Street, Paddington London United Kingdom W2 6BD	Registered office: 1955 BARING BLVD, Sparks, NV, 89434, USA

This Schedule shall become effective on the date of the last signature below ("**Schedule Effective Date**") and shall continue for a fixed period of **seven (7) years** ("**Term**") on and from the Commencement Date (defined below).

The Company agrees that this Licence Order is conditional upon the Client's successful NASDAQ Up-Listing S-1 filing with the Securities and Exchange Commission (SEC) on or before 22 May 2023. Upon the approval of this Up-Listing S-1 filing by the SEC and the receipt of the necessary funds from the Client's third party investor/s pursuant to the Up-Listing S-1 filing, the End User is to provide written notice to the Company ("**Approval Notice**"). If the Company receives the Approval Notice on or before 22 May 2023, the date of receipt of the Approval Notice shall be the "**Commencement Date**", and this condition precedent is deemed fulfilled and this Schedule shall remain valid and enforceable between the parties. If the Company does not receive the Approval Notice on or before 22 May 2023, the pricing and commercials detailed in this Licence Schedule shall be of no further effect between the parties and the parties can discuss and negotiate revised pricing and commercials along with a new extended deadline for the Approval Notice, but otherwise on the same terms and conditions set out in this Licence Schedule.

Fees

- The Annual Fee (exclusive of applicable taxes) per annum shall be payable in advance on the Commencement Date and thereafter on each anniversary of the Commencement Date for the Term in equal half yearly instalments as per the below table:

Term	Annual Fees (USD) exclusive of taxes
Year 1	325,000
Year 2	450,000
Year 3	500,000
Year 4	500,000
Year 5	500,000
Year 6	550,000

Year 7	550,000

- Company may apply its standard annual percentage increase (which shall not exceed the Singapore Consumer Price Index (CPI) increase since the last increase or the Commencement Date for the first increase plus three percent (3%), capped at 8% ("**Annual Percentage Increase**") to the underlying Annual Fee with effect from each anniversary of the Commencement Date in any year(s).

In consideration of the payment of Annual Fees set out above by the Client, Company agrees to provide the following to Client:

(a) The licence of Third Party Software set out in **Annex A-1** (Lendscape Managed Software). For clarity, this Schedule only covers the grant of licence for the said Third Party Software and the pass through terms for the Lendscape Maintenance Services (defined in Annex A-1) and the Lendscape Services (defined in Annex A-1) as both the Lendscape Maintenance Services and the Lendscape Services are provided directly by Lendscape Limited ("**Third Party Vendor**"/"**Lendscape**") to the Client; and

(b) The licence of the Company Managed Software set out in **Annex A-2** (Fusion Essence Cloud) and the related the Company Maintenance Services and the Company Services.

Capitalized terms used but not defined in this Schedule have the same meanings as in the Framework Agreement. If there is any conflict between the terms of the Framework Agreement and this Schedule then the terms of this Schedule shall take priority.

SIGNED on behalf of the **Company** and thereby duly authorised:	SIGNED on behalf of the **Client** and thereby duly authorised:
SIGNATURE	SIGNATURE
	Tan Tran
FULL NAME (in block capitals)	FULL NAME (in block capitals)
POSITION	POSITION
DATE	DATE

ANNEX A-1 Lendscape Managed Software

General Description of Services

In consideration of the payment of the Fees detailed in this Schedule, the Company shall provide to the Client with the following:

(1) Lendscape Managed Software

(a) The Lendscape Managed Software is licensed to the Client on and from the Commencement Date and for the Term in accordance with the terms of this Schedule.

(b) Standard Lendscape Managed Software - details as set out in Annex A-1;

(c) Standard Lendscape Maintenance Services (details as set out in Annex A-1) and Lendscape Services are provided by the Third Party Vendor directly to the Client; and

(d) The Client shall enter into a separate contract with the Third Party Vendor for Lendscape Onboarding Services.

Infrastructure Location:	Lendscape Distribution Centre: Sydney (Equinix SY3, 47 Bourke Road, Sydney, NSW 2015, with a secondary site in Equinix SY6, 8-14 Egerton Street, Sydney, NSW 2128)
Authorised Location (Remote Access):	
Lendscape Managed Software	a single Client operated site in Vietnam
Approved Business:	Banking services for the financial service sector

Client will have access to the Lendscape Managed Software listed below on the following environments.

- One (1) Production.
- One (1) User Acceptance Testing (UAT); Post go-live it is used as Pre-Production, used for ongoing Customer support for Incident Management defect identification and resolution.
- One (1) Configuration Master

Additional environments can be procured. Additional charges will apply.

- Services will include those listed below:
  - Cloud Infrastructure Services
  - Cloud Support & Maintenance Services

A disaster recovery service is provided for the Lendscape Managed Software.

Updates

All modifications and new releases of the software made generally available will be deployed, will become part of Client's solutions and will be subject to the terms of this Agreement. Client shall test and accept each new service pack before it is applied on the production environment. The Third Party Vendor's standard deployment Services will be provided for the Annual Fees below, provided that the Client provides (and is responsible for) the following:

1. Testing of each change and integration to other systems;

2. Employee / user training and enablement;

3. Testing and approval of changes by the Client needs to be undertaken in non-Production environments prior to moving them to Production.

Change Control in relation to updates

The parties are to establish a formal change control process and board. The patching and update process will go through a formal bank change control process.

Newly added features, resulting from any updates, may need consulting and configuration support. Any required services beyond the Third Party Vendor's standard deployment service and any consulting and configuration services in relation to newly added features will require additional consultancy and configuration support from the Third Party Vendor. The Parties will agree on the scope and commercials (additional fees) of such additional Services either in a change request in accordance with the Change Control Procedure set out in the Framework Agreement or via a separate agreement between the Client and the Third Party Vendor.

Lendscape Managed Software	**Usage Limitations/Metrics**
Factoring (recourse and non-recourse) Supply Chain Finance Web portal (client access) API suite	Funds In Use (FIU) up to US$ 25,000,000 *

* Additional Annual Fees will apply for exceeding this limit.

Documentation:
Lendscape User Guides

<u>Service Levels</u>

The service levels detailed below and in Annex B-1 ("**Lendscape SLAs**") shall apply to the availability of the Lendscape Services delivered under this Schedule directly by Lendscape to the Client, in accordance with the terms in Annex A-1 and this Schedule.

Service Availability

Promptly following the Commencement Date, Lendscape shall commence the initial setup and onboarding of the Lendscape Services to make the Lendscape Managed Software available in accordance with this Schedule. The Client acknowledges that this initial setup will take a reasonable period of time following the Commencement Date. The Company and Lendscape will keep the Client updated in relation to the date that the Lendscape Managed Software will be made available to the Client, following the Commencement Date.

The Lendscape Managed Software will not be available for use between 22.00 and 06:00 Indochina time (on a daily basis) to allow for safe completion of the processing and any related updates and maintenance ("**End of Day Hours**"). The Client may utilize the Lendscape Managed Software outside of the End of Day Hours, subject to Excluded Downtime and Excluded Events (both defined below) ("**Availability Hours**").

Maintenance Windows – A maintenance window is a pre-defined period of time, during which preventive maintenance may be performed. Maintenance Windows are essential for the continued operation of Production

systems. Maintenance windows will be of up to 6 hours duration on weekends or at another time, as agreed with Client.

Lendscape Maintenance Services - for the Lendscape Managed Software, as detailed in Annex B-1, during the Lendscape Support Hours (defined below). Lendscape Maintenance Services for the Lendscape Managed Software is available generally during Business Hours (defined below), and for Critical Incidents only, during Extended Business Hours (also defined below) ("**Lendscape Support Hours**").

"**Business Hours**" are 9am to 5pm in Sydney, Australia on Working Days.

"**Extended Business Hours**" are between 9am in Sydney, Australia and 5pm in London, United Kingdom on Working Days.

"**Working Days**" are Monday to Friday (excluding Public Holidays) in Sydney, Australia.

Excluded Downtime means the unavailability of the Lendscape Managed Software/Services during Maintenance Windows and emergency maintenance, including but not limited to updates, patches, and maintenance to the Third Party Vendor's network and/or the Third Party Vendor's technology, or resulting from systems or providers outside of the Third Party Vendor's control, including but not limited to communications carriers, Internet Service Providers (ISPs) or the Internet network backbone, power outages, telecommunication line failures, cloud service provider failures, acts of third parties, acts of God, pandemics, acts of war (including terrorism) or other acts out of the reasonable commercial control of the Third Party Vendor.

Excluded Event means an error in the Lendscape Managed Software/Services caused by or related to (a) use of the Lendscape Managed Software/Services other than in accordance with this Schedule, the documentation or the recommendations of the Third Party Vendor; and/or (b) any event external to the Lendscape Services, including (i) any negligent use of the Lendscape Managed Software/Services, including by personnel that lack the necessary skills, competence or training; or (ii) the combination or use of the Lendscape Managed Software/Services with any elements, systems or providers not under the control of the Third Party Vendor (e.g. communications carriers, Internet Service Providers (ISPs) or the Internet network backbone); or (iii) materials or specifications provided by Client.

ANNEX B-1- LENDSCAPE SERVICE LEVEL AGREEMENT

1. Notification

1.1 Lendscape will aim to restore services by processing incidents quickly and effectively, engaging technical and management groups at appropriate stages to complete analysis and implement resolution, whilst mitigating against further impact or failure.

1.2 The Client may notify Lendscape of any incident by raising a ticket with Lendscape under this Schedule.

1.3 Notification of a ticket is deemed to occur when Lendscape either i) is alerted to an Incident via their 24x7 monitoring or ii) receives from the Client all the following information in writing (to include email or the completion of any web form or provision of information by means of a chat forum approved in advance by Lendscape for this purpose):

1.3.1 a clear description of and full details of the incident notified by the ticket;

1.3.2 the Client's priority for the ticket, either Critical, High or Low;

1.3.3 if relevant, identification of the exact environment (production or otherwise) to which the ticket relates;

1.3.4 any internal reference number applied to the ticket by Client; and

1.3.5 All relevant supporting documentation and information concerning the Incident notified by the ticket.

1.4 Unless notification has occurred via an alert from the Lendscape's monitoring, Lendscape shall not be obliged to commence work on the ticket until notification has occurred in full according to the preceding paragraph.

1.5 Lendscape reserves the right to suspend work on the ticket, if at any time it is impeded from making further progress because it requires further information to be provided by Client. Lendscape shall be under no liability for failing to initiate or progress the required support process if its ability to do so relies upon information or expertise being provided by Client delays providing such information or expertise. For the avoidance of doubt, any time Lendscape is waiting on such information and/or materials from Client and/or is not receiving the cooperation of the Client, shall not count towards the resolution timescale, as the case may be.

1.6 Lendscape may close or assign the ticket to another process, within one (1) Extended Business Hour for Critical Incidents or two (2) Business Hours for High or Low Incidents (as applicable) if, in Lendscape's discretion, acting reasonably, it determines and notifies Client within the applicable hour/s that:

1.6.1 the ticket is not valid as it does not relate to the services provided under this Schedule;

1.6.2 the ticket is a request for a change; or

1.6.3 the ticket constitutes additional services.

Nothing shall prevent Lendscape from subsequently closing the ticket or assigning it to another process if it becomes clear to the Lendscape after the one (1) Extended Business Hour or two (2) Business Hours (as applicable) that the ticket is not valid, is a request for change or constitutes additional services, with the same consequences as set out above.

1.7 For valid support tickets, Lendscape will, within one (1) Extended Business Hour or two (2) Business Hours (as applicable), of notification:

1.7.1 confirm the priority of the ticket, which may at Lendscape's reasonable discretion be different to the original priority set by the Client;

1.7.2 assign the ticket to the incident management process.

1.8 Lendscape will inform Client of any decisions made by Lendscape and the reason(s) therefor in accordance with (as appropriate) this Schedule and the Governance Schedule.

1.9 Client shall upon notification co-operate in the manner reasonably required by Lendscape including, but not limited to:-

1.9.1 immediately providing Lendscape with such information, documentation, instructions and access as the Lendscape may reasonably request; and

1.9.2 ensuring that its employees and any other third party contractors retained by it in accordance with this Agreement co-operate fully with Lendscape.

2. Ticket Resolution: general

2.1 Only Business Hours or Extended Business Hours (as applicable) shall be counted when calculating any timescales in this Schedule. For example, a notification of a High Priority Incident made at 6:30pm Sydney Australia time on any day of the week will not start to have any effect until 9am Sydney Australia time on the next Working day, and the period of two Business Hours for Lendscape to respond to a notification of a High Priority Incident given at 4:30pm Sydney Australia time on any Working Day can be responded to by Lendscape at any time up to 10:00am Sydney Australia time on the next Working Day.

2.2 Subject to Client complying fully with its obligations under this Schedule, Lendscape shall, using its:

2.2.2 best endeavours in the case of Critical priority tickets;

2.2.3 reasonable endeavours in the case of High priority or Low priority tickets;

seek to effect resolution within the timescales described in Appendix A to this ANNEX B-1.

2.3 Resolution within the specified timescale may be conditional upon Client giving Lendscape permission to log on to and access the Lendscape Solution and Lendscape being able to do so (where such access is required by Lendscape). Where Lendscape does not have the ability or permission to log on to or access the Client's Solution, resolution within the timescale may not be achievable and Lendscape shall not be liable for failing to achieve resolution timescales. In that circumstance Lendscape shall be obliged to continue to use its best or reasonable endeavours (as the case may be) to achieve resolution as soon as reasonably practicable.

2.4 Lendscape reserves the right to change the support process of any ticket at any time, where it is appropriate to do so, and to notify Client accordingly.

2.5 If Lendscape's investigation indicates that the issue to which the ticket relates is caused to any extent by:

2.5.1 defect, deficiency or failure of Client's own technical environment other than the Lendscape Solution;

2.5.2 defect, deficiency or failure of software or services other than the software operated by the Client in the Lendscape Solution;

2.5.3 handling, management or use of the Lendscape by Client which does not fully comply with the guidance set out the Documentation; or

2.5.4 any modification to or maintenance of the Lendscape Solution by any person other than the Lendscape's authorized personnel,

then Lendscape may either decline to fulfil that ticket, or fulfil that ticket within a reasonable timescale to be determined in Lendscape's sole discretion, and any services provided in relation to such will be charged as additional services. Lendscape will provide information in evidence prior to charging the Client.

2.6 Once resolution confirmation has occurred Lendscape will close the ticket by noting its closure on the Lendscape's system.

2.7 Lendscape will inform Client of all tickets that are closed.

2.8 Lendscape may close a ticket where Client, when requested by Client, fails to comply with its obligations under this Schedule for a period of more than 10 Working Days.

3. Incident Management Support Process

3.1 For the purposes resolution times outlined in Appendix A to this ANNEX B-1, the description of each type of priority relating to an incident is as follows:

3.1.1 "Critical" means that the whole or a significant part of the Lendscape Solution is unavailable or is not usable to such an extent that it prevents Client from carrying on its business;

3.1.2 "High" means that a major part of the Lendscape Solution is materially restricted in its use by the Client or is in some other way unavailable, while the remainder of the Lendscape Solution can still be used in production use; and

3.1.3 "Low" means a request for assistance or any other question regarding the operation of the Lendscape Solution.

3.2 The incident management process will seek to restore normal service operation as quickly as possible, and minimize the adverse impact on business operations, by resolving the service interruption. Where possible the resolution will be effected by a permanent correction of the underlying root cause. If this is not possible, resolution will be effected by means of a workaround.

3.3 Where Lendscape effects a resolution by means of a workaround, Lendscape reserves the right to effect resolution of any future incidents caused by the same known error using the same workaround before any underlying root cause is itself rectified.

3.4 Where there are Low priority incidents Lendscape shall seek to comply with the maximum resolution timescales set out in Appendix A to this ANNEX B-1, but may at its sole discretion elect to effect resolution of the Low priority incident as part of a wider system change to be scheduled by Lendscape as part of its general maintenance of the Lendscape Solution.

3.5 Following provision of a resolution by means of a workaround, Lendscape will investigate the underlying causes of the Incident and if necessary generate a Resolution in the form of a software patch.

3.6 The Client shall after resolution has been provided by Lendscape, test any solutions with all reasonable care and skill and shall confirm acceptance to Lendscape as soon as reasonably practicable but in any event, shall do so:

3.6.1 in the case of an Incident with Critical priority, within 7.5 Extended Business Hours of delivery of the solution to Client;

3.6.2 in the case of an Incident with High priority, within 7 Working Days of delivery of the solution to Client; and

3.6.3 in the case of an Incident with Low priority, within 14 Wworking Ddays of the solution being delivered to Client.

3.7 A failure to revert within the time stipulated above shall be deemed to be confirmation that the Ticket may be closed by Lendscape.

APPENDIX A to ANNEX B-1

Maximum timescales for delivery of a resolution (including a workaround)

Support Process	Critical	High	Low
Response	1 hour during Extended Business Hours	2 Business Hours	2 Business Hours
Incident Management Resolution	7.5 Extended Business Hours from notification	14 Working Days from notification In the case of a resolution via a workaround, reasonable endeavours shall be employed to deliver the workaround within 5 Working Days from Notification	In a future release or as scheduling permits

Disaster Recovery Restoration of Access

<table>
<tr><td>Service</td><td>Disaster Recovery</td></tr>
<tr><td>Service Level Name</td><td>Restoration of Access to the Services from DR Environment</td></tr>
<tr><td>Objectives and Business Impact</td><td>The objective of this Service Level is to restore access to the Lendscape Managed Software by the Client from the Disaster Recovery environment within the timeframes below.</td></tr>
<tr><td>Definition</td><td>Restoration of access to the Lendscape Managed Software from the Disaster Recovery environment.</td></tr>
<tr><td>Formula</td><td>The Service Level is being calculated as follows:
The time of DR declaration to the time the application is made available to the Client.
The measurement period is per declared DR event.</td></tr>
<tr><td>Service Level Target</td><td><table><tr><th>Description</th><th>Target</th></tr><tr><td>Recovery Point Objective (RPO)</td><td><24 hours should a disaster be declared</td></tr><tr><td>Recovery Time Objective (RTO)</td><td><1 Normal Working Day should a disaster be declared</td></tr></table></td></tr>
</table>

Start Date of Service Level	The date when the Lendscape Managed Software is first used by the Client in the production environment

ANNEX A-2 Company Managed Software (Fusion Essence Cloud):

Company Managed Software

Part A - Onboarding Services

The licence for the Company Managed Software shall commence on and from the first anniversary of the Commencement Date and for the Term. The Company shall provide to the Client the following Services commencing on the first anniversary of the Commencement Date:

- Standard onboarding Services as defined in the Statement of Work ("**SOW**") attached in Annex D to this Schedule. Services include:
    - Onboarding management activities
    - Deployment of environments
    - System Configuration
    - Enablement of Client's team to use and operate the Company Managed Software

Part B – Company Services and Company Managed Software

In consideration of the payment of the Annual Fees detailed below, the Company shall provide the following to the Client, for use by the Client in production (as such term is generally understood in the IT industry), commencing on the Go-Live (as defined in the SOW) of Company Managed Software and environments listed below until the end of the Term (as defined above):

- Access to the Company Managed Software from a shared environment, instances listed below;
    - One (1) Integrate; until bank technical go-live. Post go-live it is used as Production-Copy, for ongoing Client testing and by Finastra Customer support for Incident Management defect identification and resolution.
    - One (1) Test; from commencement of the onboarding testing phase until bank technical go-live, plus three (3) months
    - One (1) Production; with two (2) node High Availability configured
- A Disaster Recovery Service is provided. This continues Production services from a Secondary site, only if a disaster has been declared.
- Additional environments can be procured. Additional charges will apply.
- Company Services - which include the services listed below:
    - Cloud Infrastructure Services
    - Cloud Support & Maintenance Services

In addition to the descriptions available in the Fusion Essence Cloud Description of Services Document, the Finastra Cloud Support Handbook and the Framework Agreement, the following shall apply to Maintenance Services for the Company Managed Software.

Updates

Updates may take the form of the following:

Hotfixes – production downtime or implementation showstopper patches which will be applied to the Client's environment.

Service Packs – The Company may provide up to three (3) new service packs for the Company Managed Software per year. These Service Packs will be cumulative, will have both new features and Error fixes and will be provided on a predefined schedule. Client agrees to use each new service pack within three (3) months from the date when the Company makes a release available to the Client to use. Client will test and accept each new service pack before it is applied on the production environment.

The Company will install Hotfixes and Service Packs (updates) of the Company Managed Software, as required, under this Schedule, and such Services will be provided for the Annual Fees below, provided that the Client provides (and is responsible for) the following:

1. Testing of each change and integration to other systems;

2. Employee / user training and enablement;

3. Changes are to be tested and approved by the Client within three (3) months of the receipt of the Service pack release notes for the change;

4. Testing and approval of changes by the Client needs to be undertaken in non-Production environments prior to moving them to Production;

5. Client shall share their test cases periodically, so the Company can pre-empt Client testing scenarios;

6. Client Admin users will be requested to assign updated software capabilities to Client users following testing in line with the Client's needs. New software capabilities should 'not' be assigned to existing Client user roles via the application of updates. This avoids the Company inadvertently affecting Client user access on live systems through the introduction of new software capabilities.

Change Control in relation to updates

The parties are to establish a formal change control process and board. The patching and update process will go through a formal bank change control process.

Service packs are denoted by the year and month they are due for release, for example 2022.12 is for a Service pack planned in December 2022. Product Roadmaps will be shared with the Client periodically. The Client will be provided with Release notes for each planned Service pack.

Newly added features, resulting from an updates, may need consulting and configuration support. Parties will agree on the scope and commercials of such additional Services either in a change request in accordance with the Change Control Procedure set out in the Framework Agreement or a separate Professional Services Schedule, as the case may be.

Enhancements to Fusion Essence can be requested. These might include an additional feature or an integration that requires a change within Fusion Essence. Additional fees will be chargeable for enhancements.

Cloud Infrastructure Location:	Azure Datacentre in South East Asia and Secondary Azure Datacentre in South Asia operating on a Shared Environment
Authorised Location (Remote Access):	
Fusion Essence (Cloud)	a single Client operated site in Vietnam
Approved Business:	Banking services for the financial service sector

Company Managed Software	**Usage Limitations/Metrics**
Fusion Essence Standard Package Including: - Essence Core - General Ledger - Account Management (Current, Savings) - Party - Digital Branch - Charges Management - Document Store - Payments (Local) - Reports Notes: Note 1: An "Account" shall mean one single account, denoted by a single Account ID supported within the Managed Software. Examples of a single account, depending on functional scope include a deposit account, checking account, current account, personal account, transaction deposit, savings account, loan account or money market account. **Company Software** All Managed Software listed above is Company Software unless identified below as Third-Party Software. **Third Party Software** - *NIL*	50,000 Accounts (see note 1)

Documentation:

Fusion Essence Cloud

- Standard available Documentation and user guides

Service Levels

The service levels detailed in Annex B-2 ("**SLAs**") shall apply to the availability of the Company Services delivered under this Schedule by the Company to the Client, in accordance with the terms in Annex A-2 and this Schedule.

The service levels that apply to Maintenance Services for Errors in the Company Managed Software under this Schedule are detailed in the then current Finastra Cloud Support Handbook, in accordance with the terms of the Framework Agreement.

Company Services availability

The Client may utilize the Company Services and access the Company Managed Software set out in Annex A-2 (on the production environment only) during the following hours: From Monday 00:00 to Sunday 23:59, subject to necessary performance of Maintenance Services as described in the Description of Services Documents (for Company Services) during the Maintenance Windows detailed below ("**Availability Hours**"). Auto shutdown facilities will be used for non-production environments. This means non-production environments will be unavailable weekdays from 20:00 to 07:00 the following working day, and weekends from 20:00 Friday to 07:00 Monday. Times are based on regional time zones.

Maintenance Windows – A maintenance window is a pre-defined period of time, during which preventive maintenance may be performed. Maintenance Windows are essential for the continued operation of Production systems. Maintenance windows will be of up to 6 hours duration and will be at a pre-defined set time weekly, as agreed with Client.

Maintenance Services - for the Company Managed Software, as detailed in the Framework Agreement and the Finastra Cloud Support Handbook, will be accessible for critical incidents from Monday 00:00 to Sunday 23:59 and 09:00 to 17:00 weekdays for High, Medium and Low priority incidents, based on regional time zones. (the "Support Hours"). All Service Level timeframes above exclude Excluded Downtime and Excluded Events (both defined below).

Excluded Downtime means the unavailability of the Company Services during Maintenance Windows and emergency maintenance, including but not limited to updates, patches, and maintenance to the Company's network and/or the Company's technology, or resulting from systems or providers outside of the Company's control, including but not limited to communications carriers, Internet Service Providers (ISPs) or the Internet network backbone, power outages, telecommunication line failures, cloud service provider failures, acts of third parties, acts of God, pandemics, acts of war (including terrorism) or other acts out of the reasonable commercial control of the Company.

Excluded Event means an error in the Company Services caused by or related to (a) use of the Company Services other than in accordance with this Schedule, the documentation or the recommendations of the Company; and/or (b) any event external to the Company Services, including (i) any negligent use of the Company Services, including by personnel that lack the necessary skills, competence or training; or (ii) the combination or use of the Company Services with any elements, systems or providers not under the control of the Company (e.g. communications carriers, Internet Service Providers (ISPs) or the Internet network backbone); or (iii) materials or specifications provided by Client.

ANNEX B-2 COMPANY SERVICE LEVEL AGREEMENT

Defined terms used but not defined in this document shall have the meanings given to them in the Framework Agreement and the Schedule to which it is attached and a part of.

1. General Terms

1.1. This SLA defines the levels of performance that the Company Services are measured against ("**Service Levels**") and sets out the Service Level targets for such Company Services ("**Service Level Targets**"). Each Service Level measures the Company's performance against Service Level Targets. The Company shall measure and provide reporting on such performance to the Client.

The Service Level Targets have been determined based on the Client's contracted Usage Metric(s) for the Company Managed Software and the agreed solution design for the Company Services. Where a change in the Client's business activities is significant enough to impact the contracted Usage Metric(s) and/or solution design for the Company Services, the Service Level Targets shall be suspended until Client contracts to increase its Usage Metric(s) to the appropriate level and/or agrees a new solution design for the Company Services.

1.2. Service Levels and Service Level Targets are applicable to the Company Managed Software production environment only. The Company shall not be liable for any delay or failure to meet any Service Level or Service Level Target on environments other than the production environment, or that is caused by any failures, acts or omissions affecting the delivery of the Company Services which are not solely attributable to it, including:

(a) failures, acts or omissions of the Client or a third party to whom the Client has given Access to use the Company Services in accordance with the Finastra Cloud Platform – Service Description Document and/or the Acceptable Use Policy;

(b) failures directly caused by third party software, infrastructure or Client and/or third-party integration points not provided under this Schedule;

(c) modifications to the Company Managed Software made by anyone other than Company; or

(d) Client's failure to use any Updates of the Company Software made available by Company.

(e) any performance or availability issues:

a. due to factors outside the Company's reasonable control (for example, natural disaster, war, acts of terrorism, riots, pandemic, government action, or a network or device failure external to the Company's data centers, including at the Client's site or between the Client's site and the Company's data center);

b. that result from the use of services, hardware, or software not approved by the Company, including, but not limited to, issues resulting from inadequate bandwidth or related to third-party software or services;

c. caused by the Client's use of a Service after the Company has advised the Client to modify the use of that Service, if the Client did not modify such use as advised;

d. that result from the Client's failure to follow appropriate security practices or recommended configurations or use supported platforms or the Acceptable Use Policy, or use of the Services in a manner inconsistent with the features and functionality of the Service (for example, attempts to perform operations that are not supported) or inconsistent with the Company's published guidance;

e. that result from Client's faulty input, instructions, or arguments (for example, requests to access files that do not exist);

f. that result from the Client's attempts to perform operations that exceed prescribed quotas or that resulted from the Company having to take action in respect of suspected abusive behavior;

g. due to Client's use of Service features that are outside of associated contract support and/or availability times; or

h. if the Company has not received all fees due at the time of the Incident.

2. Performance Metrics

2.1 Appendix 1 of this document sets out the Service Levels Categories that will be used to monitor and measure the Company's performance in delivering the Company Services to the Client. The Service Level Targets set out in Appendix 2 to this document define the minimum acceptable Service Levels.

2.2 The Parties agree that two categories of measurements will be employed to determine whether the Service Level Targets are achieved:

(a) Category 1: Service Levels with stated performance indicators allowing regular measurement in accordance with Appendix 2. Failure by the Company to meet the Category 1 Service Level Targets will give rise to service credits as set out in section 3 below; and

(b) Category 2: Service Levels with stated performance indicators allowing regular measurements in accordance with Appendix 2. Failure by the Company to meet the Category 2 Service Level Targets shall not give rise to any service credits; however, such failure will be addressed in accordance with the procedure defined in section 2.3 below.

Collectively "Category 1" and "Category 2" shall be referred to as "Service Level Categories".

2.3 Subject to section 1.2 above, in the event that the Company fails to achieve any Service Level Target as set out in Appendix 2, the Company shall:

(a) inform the Client of such failure;

(b) assess and analyze the cause(s) of such failure, and record the data explaining such failure;

(c) develop and provide a remediation plan to the Client that demonstrates how the appropriate Service Level will be restored to meet the Service Level Target(s);

(d) take actions designed to minimize the impact of such failure, and

(e) implement actions designed to prevent such failure from recurring and regularly inform the Client of any progress of its remedial actions.

2.4 The Service Levels are measured using the Company's service management portal. The timing when the incident was logged in to the Company's service management portal will be used to measure Company's performance with respect to a Service Level against the corresponding Service Level Target.

3. Service Credits Mechanism

3.1 For the purpose of this document, the following terms shall have the meaning given below:

Event means an Incident (as defined in the Finastra Cloud Support Handbook) that is measured by a Service Level set out in Appendix 2.

Minimum Number of Events means the number of Events listed in the "Minimum Number of Events" section of a Service Level table set out in Appendix 2

Service Level Threshold means the percentage listed in the "Service Level Threshold" section of a Service Level table set out in Appendix 2. The Service Level Threshold defines the minimum acceptable Service Level Performance Percentage for such Service Level, below which a service credit will be accrued.

Service Level Performance Percentage means an amount calculated on a monthly basis by dividing the number of Events that Company has corrected for a Service Level within the Service Level Target by the number of Events for such Service Level.

3.2 The objective of the service credit mechanism is to implement a mechanism of incentives for the Company to meet the Service Level Targets related to Category 1 Service Levels. The value of service credits will be calculated on a monthly basis in accordance with section 3.3 below, and service credits shall be due for each Category 1 Service Level for which the Minimum Number of Events has been exceeded and the Service Level Threshold has not been achieved.

3.3 The value of a service credit for failure to achieve a Category 1 Service Level Threshold shall be calculated as follows:

(a) The "Monthly Service Fee" shall be one twelfth ($1/12^{th}$) of the Annual Fee that the Client paid under this Schedule for the Company Software to which the service credit applies for the then-current calendar year (or the prorated amount of the Annual Fee that the Client paid for (i) the initial period of the Term between the Commencement Date and 31st December of the same year; or (ii) the last period of the Term between 1st January prior to the expiration of such Term and the effective date of expiration of the Schedule; divided by the number of months in the applicable proration period). The Monthly Service Fee excludes any other fees such as (but not limited to) set-up fees and/or any fees payable under a Professional Services Schedule;

(b) The service credit value for each failure to achieve each type of Category 1 Service Level Threshold, when the Minimum Number of Events for such Category1 Service Level Target type is exceeded, is calculated by multiplying the applicable Service Credit Percentage listed in Appendix 2 of this Annex B-2 by the applicable Monthly Service Fee, and subject to the Service Credit Cap;

(c) The maximum value of service credits for any and all failures to achieve Category 1 Service Level Threshold(s) will be capped at 5% of the Monthly Service Fee for the month in which such failure(s) occurred ("**Service Credit Cap**").

3.4 The service credit(s) will be used by the Client to partially pay the Annual Fee(s) due by the Client under this Schedule for the calendar year following the issuance of a credit note(s) related to such services credit(s) and shall serve as the sole and exclusive remedy for any performance or availability issues for any Company Service under the Agreement and this SLA. Service credits issued by the Company between 1st January prior to the expiration of the Term and the Term expiration date will be paid to the Client by way of refund.

4. Service Level Measurement and Reporting

The Company has implemented measuring and monitoring tools and/or methodologies to measure and report on the Service Levels and Service Level Targets.

5. Service Level Exceptions

If there is a failure to meet a Service Level Target and such failure is solely caused by any of the following events, such failure will be disregarded for the purpose of calculating the relevant service credit:

5.1 a Service Level Target failure caused by known risks or defects which both parties have previously agreed in writing to exist (for example, where a version of the Company Managed Software cannot be updated due to the Client's refusal to allow a version of the Company Managed Software to be updated and no maintenance exists to support such version of the Company Managed Software);

5.2 a failure caused by the Client's change moratorium on performing changes to the Company Services which prevents the Company from performing recovery action to resolve or prevent a specific Company Service interrupting event.

5.3 any failure reported between the time when an event outside the Company's control (a "disaster" as defined in the Finastra Cloud Platform – Service Description Document) occurs and the time when the disaster recovery is running in accordance with the disaster recovery plan agreed between the Parties.

Appendix 1 to Annex B-2 – Service Levels and Service Level Targets

The Service Levels are summarised in this overview table below and defined in detail in Appendix 2 below.

Overview

Service	Service Level ID	Service Level Name	Service Level Category for Core Managed Software (*)	Service Level Category for Non-core Managed Software (*)	Service Credit Values, where applicable, apply only to Services classified as Service Level Category 1
Uptime	1	Availability of the Services	1	2	0-5%
Incident Management	2	Response time performance – Critical Severity	2	2	N/A
	3	Response time performance – High Severity	2	2	N/A

(*) Core Managed Software is all Managed Software listed in this Schedule less the following components which are Non-core Managed Software:

Nil

Appendix 2 to Annex B-2 – Service Level Definitions

The details of each Service Level within these categories are set out in the following tables.

Uptime

Service Level ID	1
Service	Uptime
Service Level Name	Availability of the Services
Service Level Category	1
Objectives and Business Impact	The intent of this Service Level is to measure the Company's provision of reliable and available Client's production environment during the Availability Hours as specified in this Schedule.
Definition	Availability will be measured by tracking the sum of total elapsed time between opening (logging) a Critical Severity Incident case (by either Client or Company) and the timestamp used to mark the point in time when the service was restored. Incidents (as defined in the Finastra Cloud Support Handbook) will be counted towards the reporting period in which the corresponding Incident cases were resolved. In the event that the Client is unable to log a case for a Critical Severity Incident, the Client may report such Incident by telephone and the time of such telephone call shall be logged by both Parties for the subsequent calculation of availability. Note: In any month, where there are failures to meet the Service Level Target(s) of both the "Availability Management" Service Level (Service Level ID: 1) and "Incident Management" Service Level(s) (Service Level IDs: 2, 3, 4 and 5) and such failures are caused by the same incident(s), only the failure(s) to meet the Service Level Target of the "Availability Management" Service Level will be taken into account for the purpose of this document. Therefore, under such circumstances, no service credits shall be due by the Company for such failure(s) to meet the Service Level Target(s) of the "Incident Management Service" Service Level.
Formula	The Service Level is being calculated as follows: Uptime % = (Availability Hours – unplanned outages) / Availability Hours The measurement period is one calendar month.
Minimum Number of Events	0
Service Level Threshold	99.5%

Service Level Targets	Uptime service credit % is calculated as a % of the Monthly Service Fee in the relevant month.
Start Date of Service Level	The date when the Managed Software is first used in the live production environment
Reporting Period	Monthly

Uptime %	Service Credit Percentage
≥99.5%	0%
<99.5% and ≥98%	1%
<98% and ≥97%	2%
<97% and ≥96%	3%
<96% and ≥95%	4%
≤95%	5%

Incident Management

Incident Severity Levels

The Severity of an Incident is determined by the stated impact and urgency, and is used by the Company's Support team to assess the appropriate prioritization and response procedure. Criteria for impact, urgency and Severity are defined in the Finastra Cloud Support Handbook.

Incident Management – Response Time

Service Level ID	2-3
Service	Incident Management
Service Level Name	Response Time Performance – Critical and High Severity
Service Level Category	2
Objectives and Business Impact	The intent of the Service Level is to ensure the time taken by the Company to respond to Incidents within the agreed time frame. This Service Level demonstrates the Company's ability to work within agreed time limits and provides a measure to take action where appropriate to bring the Services back in line within agreed measures.
Definition	The time taken by the Company to acknowledge receipt and assignment of the Incident ("Response Time"). Note: In any month, where there are failures to meet the Service Level Target(s) of both the "Availability Management" Service Level (Service Level ID: 1) and "Incident Management" Service Level (Service Level IDs: 2 and 3) and such failures are caused by the same incident(s), only the failure(s) to meet the Service Level Target of the "Availability Management" Service Level will be taken into account for the purpose of this document. Therefore, under such circumstances, no service credits shall be due by the Company for such failure(s) to meet the Service Level Target(s) of the "Incident Management Service" Service Level.
Formula	The Service Level is being calculated as follows: Achieved % (Critical) = 100% x [Total number of Critical Incidents responded to within Response Time Target] / [Total number of Critical Incidents opened] Or Achieved % (High) = 100% x [Total number of High Incidents responded to within Response Time Target] / [Total number of High Incidents opened] Note: The Incidents which are in scope for measurement for "Response Time Performance" Service Levels are those that have been opened during the contracted Support Hours in that month.
Minimum Number of Events per month	0

<table>
<tr><td>Service Level Threshold</td><td>95%</td></tr>
<tr><td>Service Level Target</td><td>The “Response Time” Service Level Target is that 95% of the Critical and High Severity cases opened in a calendar month shall be responded to within the target response times shown in the table below.
<table>
<tr><th>Incident Severity</th><th>Target Response Time</th></tr>
<tr><td>1 Critical</td><td>< 1 hour</td></tr>
<tr><td>2 High</td><td>< 4 business hours</td></tr>
</table>
</td></tr>
<tr><td>Start Date of Service Level</td><td>The date when the Managed Software is first used in the production environment</td></tr>
<tr><td>Reporting Period</td><td>Monthly</td></tr>
</table>

ANNEX D – STANDARD ONBOARDING SERVICES SCHEDULE

Onboarding Services to be supplied

As of the Schedule Effective Date the services described in the Statement of Work entitled "Deliver Scope: Fusion Essence Cloud Implementation" attached as Annex D-1 ("**SOW**") have been identified which is to be delivered upon the first anniversary of the Commencement Date. The fees for such Onboarding Services are incorporated into the Annual Fee indicated above. These services are further described in the Onboarding Description of Services Document.

Travel Cost and Expenses to be invoiced by the Company

The Services will be provided remotely by the Company's personnel. Any Services to be provided at the Client's premise are to be agreed in advance, and the following terms will apply:

- Transportation, visa and accommodation costs will be invoiced as incurred plus an administrative fee of 15% of the value of such recharged costs.
- A daily allowance rate of USD120 per day (to cover all expenses other than transportation, visa and accommodation) is payable to the Company in respect to each assigned personnel of Company weekly in advance providing Services at any of the Client's sites or Client nominated sites.
- The daily allowance rate is payable for each day from arrival at the international airport closest to the relevant site until the date of departure from such airport, inclusive. Value added tax will be charged where applicable.
- Furthermore, the Company will invoice the Client with the travel, accommodation and visa costs incurred (under this Schedule) in addition to the above Fixed Price Fee.

Normal Working Days and Normal Working Hours

Normal Working Days are Monday through Friday with the exception of public holidays in the country in which the Services are performed. Normal Working Hours are 9am to 5:30pm (7.5 working hours and 1 hour for lunch) on Normal Working Days where the Services will be performed.

Overtime

The Services are to be provided within Normal Working Hours on Normal Working Days. If the Client requires for Services to be provided outside Normal Working Hours, which is subject to the agreement of both parties, such Services shall be invoiced at overtime rates to be agreed by the parties.

Client Deliverables

Company fees, pricing and expenditure assumptions set out herein are based on assumptions included in the Statement of Work Annex D-1. It is assumed that deliverables arising are provided by the Client, without charge, and produced on either its own authority or by means of third-party suppliers immediately upon request by the Company or at the times and for the duration set out in a project plan.

ANNEX D-1

STATEMENT OF WORK (SOW)

FOR COMPANY MANAGED SOFTWARE

Delivery Scope as of Schedule Effective Date: Fusion Essence Cloud Implementation

[To be completed by the Company and added following the Schedule Effective Date]